Exhibit 4.6

Matching Manual | 2019 Cycle Human Resources Matching Program 2019Cycle Rewarding Long Performance Term Sustainable Human Resources March 2019 1 Important notice: The concession of the Program and the definition of all its conditions are a prerogative of the company. The participation is completely optional and voluntary to employees (the enrollment for Vale’s CEO and Executive Directors is mandatory, according to the Net Bonus received, such as their participation during the three-year cycle), once all of the eligibility criteria are met and all conditions for participation are formally accepted by the employee. The purchase of shares is characterized as a risky investment, since it represents the investment of funds in variable income (i.e. publicly traded shares). By choosing to participate in the program, the employee recognizes and understands the risks posed, such as: capital market volatility, share liquidity and oscillation of their value in the stock exchange. The combination of these risks may bring earnings or losses to any employee who participates in the Program. Leaders who have had their variable compensation suspended, pursuant to the resolution of the Board of Directors and in agreement with the leaders themselves, will only be able to exercise the right to participate in the 2019 Matching Cycle Program after this suspension ends. Both the purchase and the sale of the Vale S.A. shares, as well as the profits (dividends, interests, etc.) earned by each employee between the purchase and the sale, may be subject to taxes, especially with regards to personal income taxes - in cases of positive results from the sale of the shares. The tax regulations are dynamic and therefore subject to change and interpretation. The Human Resources team will be responsible for providing generic and relevant information regarding the Program, and participants are responsible for evaluating their personal finances and consulting with their accountants/financial advisors to ensure they are aware of all of the financial implications linked to participating in this Program. Note that Matching participants should be aware of legal requirements, as well as Vale’s Code of Conduct and Securities Trading Policies.

Matching Manual | 2019 Cycle
Human Resources

Table of Contents

1. General Concepts 3
1.1. About Matching Program 3
1.2. Conditions for Eligibility 3
1.3. Fundamental Characteristics 3
2. Executives Placement in the Groups 4
3. How to Join the Program 5
3.1. Program Enrollment 5
3.2. Registration Process in the Plan Administrators 6
3.3. Shares Required for the Participation 6
3.3.1. Type of Share 6
3.3.2. Reference Value of the Participant 6
3.3.3. Share Concession Price 7
3.3.4. Number of Shares to Participate 7
4. Shares Acquisition Process 7
4.1. Use of Vested Shares 7
4.2. Purchase of Shares in the Market 8
4.2.1. Financial Contribution 8
5. Shares Management During the Cycle 8
5.1. Shares Administration 8
5.2. Brokerage Fees 9
5.3. Dividends and Interests on Equity 9
6. Matching Award 9
6.1. Conditions for staying in the Program 9
6.2. Matching Award Payment at the End of the Cycle 10
6.3. Early Payment During the Cycle 10
6.4. Virtual Dividends Payment 12
7. Employees with Special Work Conditions 12
8. Key Dates of 2019 Cycle 13
Appendix A: Participating Companies List 14
Appendix B: Eligible Employees Placement Distribution 16
Appendix C: Registration Regularization in the Plan Administrators 17
Appendix D: Methodology for Currency Conversion 19
Appendix E: Methodology for Share Price Calculation 21

CONFIDENTIAL

2

Matching Manual | 2019 Cycle Human Resources 1. General Concepts 1.1. About Matching Program As part of Vale's initiative to provide its executives a package aligned with the practices, trends and conditions prevailing in the market and focus on the company's main strategic pillars, the company relies on Incentive Programs Based on Shares. It is a set of programs (typically Matching and PSU) with specific purposes and rules that make up a significant portion of the long-term award of the company's leadership body aligned with the interests of shareholders, giving focus on sustainable results and long-term value generation. The Matching Program is a long-term award mechanism offered to Vale's executives and their affiliated and subsidiaries participant companies1, that meet the eligibility conditions for participation. The program is governed by the criteria and rules established in this Manual2 and aims to:      Increase Vale's ability to recruit and retain top talent; Stimulate the sense of "ownership”; Strengthen a culture of long-term sustainable performance; Stimulate the development of our executive’s skills; and Reward executives with high/solid performance and who invested their own resources in the company’s shares. 1.2. Conditions for Eligibility The executives who meet all of the conditions below will be eligible to participate in the Matching 2019 Cycle:  He/she must be active and working for Vale as of December 31st, 2018, with salary grade of 14V or above and occupying one of the following positions (or equivalents in technical career): (i) CEO; (ii) Executive Director; (iii) Director; (iv) Executive Manager; and (v) Manager; He/she must meet the specific conditions of placement in the groups and of participation options that are eligible for the program3; He/she must be active and working for Vale at the official start date of the cycle; and He/she must accept the program participation conditions through the Enrollment Form, by the deadline established.    1.3. Fundamental Characteristics The main characteristics of the 2019 Matching program are specified below:  Participants acquire Vale's shares traded in Brazil (B3 S.A.) or ADRs issued by Vale traded on the New York Stock Exchange (NYSE)4, using its own resources, and shall hold such Shares in their entirety and under their ownership throughout the whole period of the cycle; 1 See Appendix A: List of Participant Companies the companies whose executives may be eligible. For the purpose of this manual, the terminology “Vale" will be used for Vale S.A. and other related companies of the group, affiliated and controlled, which are also participant. 2 Situations not covered in this manual should be evaluated and defined case by case by the Human Resources Director. 3 See details about the criteria for placing in the groups and for participation options in 2 Executives Placement in the Groups. 4 For the purpose of this manual, the terminology “Shares” will be used for both Vale’s shares traded in Brazil and Vale’s ADRs traded in NYSE. 3

Matching Manual | 2019 Cycle Human Resources  The number of Shares required for each executive’s participation will be established based on the participant's Reference Value and the share Concession Price5; The vesting period of the cycle is 03 (three) years, officially starting on April 26, 2019 and ending with the award in March 20226, with an exact date to be previously established and communicated to the participants in the same year of the payment; The award paid by Vale at the end of the cycle is subject to the compliance with the conditions of permanence (see 6.1 Conditions for staying in the Program) and will occur in the same amount of Shares (1: 1 in shares) acquired by the executive, including the withheld income tax; In addition to the program's award, Vale may also make cash payments during the cycle, relative to the number of shares to which he will be entitled as an award at the end of the cycle, equivalent and of a net worth per share of dividends eventually paid by the company to the shareholders (see details in 6.4 Payment of Virtual Dividends); and Participation in the Matching Program is entirely voluntary and optional7, and the eligible executive who chooses to enroll must formalize his option through the Enrollment Form.     Important notes: The rules described in this document are valid exclusively for the Matching Program starting in 2019. The grant of the 2019 cycle of the Matching Program does not require Vale to grant this incentive, or any other similar program, in future years. Vale reserves the right to examine and determine the eventual grant of similar incentives in subsequent years. Thus, employee participation in the 2019 cycle shall not generate expectations of future entitlement to similar programs. 2. Executives Placement in the Groups In accordance to the eligibility rules (see 1.2 Conditions for Eligibility), the executive must comply with the specific conditions of placement in the groups and participation options to be able to participate in the program. The executive’s placement7,8 in the groups A, B or C is the responsibility of the People Integrated Committee and has a recommendation based on the following criteria: 5 See details about the Reference Value and the Concession Price in 3.3Shares Required for the Participation. 6 The established closing month may change, in accordance with Vale's Securities Trading Policy. In case of changes, Vale will notify in advance to the participants. 7 For CEO and Executive Directors, participation in the program is mandatory according to the Net Bonus received and Administrative Counselor decision and approval. For this public there is no exercise of placement by the People Integrated Committee; the participation is defined by the Extra option. Leaders who have had their variable compensation suspended, pursuant to the resolution of the Board of Directors and in agreement with the leaders themselves, will only be able to exercise the right to participate in the 2019 Matching Cycle Program after this suspension ends. 8 All Directors with the grade 01V that report directly to the CEO should be automatically placed in Group A. 4

Matching Manual | 2019 Cycle
Human Resources

Table 2.: recommended criteria for the placement

	Recommendation for Placement in the Groups	Participation Options
Gr. A	▪ Executives evaluated as **Top Management potential**, according to People Integrated Committee 2018.	▪ Executives can choose by one of the options: ▪ **Extra**, as per the level and region; ▪ **Standard**, as per the level and region; or ▪ **Do not participate** in the program.
Gr. B	o Executives evaluated as **Management and Expert potential,** according to People Integrated Committee 2018; or o Executives hired after the end of the People Integrated Committee 2018 and therefore were not evaluated; or o Executives evaluated in a lower[9] position than the one they are currently occupying, in People Integrated Committee 2018.	▪ Executives can choose by one of the options: ▪ **Standard**, as per the level and region; or ▪ **Do not participate** in the program
Gr. C	▪ Executives evaluated as **low performance**, according to the People Integrated Committee 2018.	▪ **Are not eligible to participate in the program.**

The People Integrated Committee may place the eligible executives differently than the recommendation, however always ensuring that only **a maximum of 30%[10]** of the total of this team is placed in **Group A**. The other eligible executives which are not allocated to Group A, will automatically be considered in **Group B**.

If there are eligible executives who may not have been part of the People Integrated Committee, such executives will automatically be allocated to **Group B**.

3. How to Join the Program

3.1. Program Enrollment

After the placement exercise by the People Integrated Committee (see 2 Executives Placement in the Groups), the executive who is eligible to participate shall formalize his/her option via the Enrollment Form, indicating whether he/she will choose (i) Extra option (if applicable), (ii) Standard option or (iii) not participating in the 2019 cycle. If the executive choose to participate, he/she will have to choose to use vested Shares or the purchase in the Market.

By opting for participation, via any of the two options, the executive will also be formalizing his acceptance and agreement on the guidelines, rules and conditions of the Matching 2019 program, described in this document and in the Enrollment Form.

Important note:

> **Participation value is subject to executive's level and region and is informed on the Enrollment Form received by the participant.**

CONFIDENTIAL

[9] It is considered a lower position those evaluated at least one hierarchical level below or two grades below, his/her grade on 12/31/2016.

[10] For rounding purposes, the calculation of 30% shall follow the distribution of Appendix B: Eligible Employees Placement Distribution.

5

Matching Manual | 2019 Cycle Human Resources 3.2. Registration Process in the Plan Administrators It is necessary that the participant is registered in the stock market regulatory bodies and has an updated account in one of the official Vale Matching plan administrators, as follow:   Bradesco Corretora, for participants who are in Brazil at the official start date of 2019 cycle; Solium Capital, for participants who are outside Brazil at the official start date of 2019 cycle. 11 See in Appendix C: Registration Regularization in the Plan Administrators the list of documents and main guidelines for the registration regularization. For further information, the executive can contact directly the administrators in the contacts below:  Bradesco Corretora: stockoption@bradescocorretora.com.br or +55 (11) 3556-3000 (Monday to Friday, 10am to 5pm); Solium Capital, help@solium.com or +1-403-515-3909.  Important note: The information update process with the Matching official administrator, according to participant’s location, is the sole responsibility of the participant12. Any leader who does not send the registration information within the outlined enrollment period may lose the right to participate in the 2019 cycle. 3.3. Shares Required for the Participation 3.3.1. Type of Share Will be considered for this program the ordinary shares or ADRs backed in ordinary shares traded on the NYSE, and issued by Vale, through the authorized plan administrator for each location. Therefore, at the official start date of 2019 cycle, participants residing in Brazil must acquire VALE3 shares, while participants residing outside Brazil must acquire VALE ADRs. This manual uses the terminology "Shares" for any of the above types, as specified in footnote 4. 3.3.2. Reference Value of the Participant The Reference Value to be calculated for each participant will vary according to the following criteria:  Group in which he/she was placed, based on the position in the most recent evaluation cycle of the People Integrated Committee, which occurred in 2018; Base salary on 12/31/201813 (respecting the definition of "base salary" of each location); Salary grade on 12/31/201813; Location where the leader is based on and/or company he/she is active at, both on 12/31/201813; Number of months worked (pro-rated) at Vale, in 2018; Participation option chosen by the participant in the Enrollment Form (Standard or Extra).      11 After leave Vale, all China employees have to close the account at Solium in 6 months (maximum). 12 In cases of expatriation, repatriation or transfer from or to Brazil, participants may need to open an account with both plan administrators. If this is your case, please contact your local HR. 13 As officially registered in the source system and/or local payroll, on that date. 6

Matching Manual | 2019 Cycle Human Resources Participants residing in Brazil will have the Reference Value calculated in Brazilian Reais, while participants residing outside Brazil will have the Reference Value calculated in US Dollars. Currency conversions that are required to convert the Reference Value to US Dollars will be made according to the methodology set out in Appendix D: Methodology for Currency Conversion. 3.3.3. Share Concession Price The official concession price for the 2019 cycle will be the average purchase price as of April 26th, 2019. Consult the Appendix E: Methodology for Share Price Calculation for more details. 3.3.4. Number of Shares to Participate The number of Shares required for the participation in the 2019 Matching cycle will be established based on each executive’s Reference Value, divided by the Concession Price of the Share. For executives in Brazil, Reference Value and Concession Price will be in Brazilian Reais, and for executives outside Brazil, Reference Value and Concession Price will be in US Dollars. The number of Shares for participation will be rounded down, so there are no fractions (decimal places) for both participants from Brazil and outside Brazil. 14 Participants will be notified by Vale's Human Resources area regarding their number of Shares for the 2019 Matching cycle, as well as other information that is necessary for their enrollment and participation in the cycle. 4. Shares Acquisition Process The eligible executive who chooses to participate in the terms of this program is responsible for financing the acquisition of his/her Shares. The number of Shares to be acquired by each participant, and consequently to be withheld during the three (03) years vesting, must respect the number calculated and communicated by Vale’s Human Resources (see 3.3 Shares Required for the Participation). The participant can acquire the Shares in two ways: (i) by using vested Shares of his/her own; or (ii) by purchasing Shares in the market, on the date established by Vale. The executive must use only one option in order to acquire the number of Shares required for the 2019 cycle. 4.1. Use of Vested Shares Vested Shares are Shares or ADRs of the same type provided by the program (see 3.3.1 Type of Share) already held by the participant on the official start date of the 2019 cycle, except for the Shares already linked to the Matching cycles not yet closed (cycles started in 2017 and 2018). In order to join the 2019 cycle using Vested Shares the participant must ensure ownership of the required number of Shares as communicated by the HR area at the beginning of the cycle, and that such Shares are under the management of the official program administrator15 (as region). In case there is insufficient 14 In Brazil, the value referring to the residual fraction will be returned in paycheck; in other countries, the decimal fractions of ADRs purchased will be considered as "Vested Shares" for the participant. 15 If the participant has vested Shares in other brokers and wants to use them, he/she must transfer them to the Matching authorized administrator. This process is optional and must be conducted and funded by the executive directly with his home broker. 7

Matching Manual | 2019 Cycle Human Resources number of Vested Shares for participation, the executive must provide them within 5 business days after the start of the cycle. The use of vested Shares is optional and must be indicated and authorized by the executive in the Enrollment Form. 4.2. Purchase of Shares in the Market The purchase of the Shares in the market will be operated by HR on behalf of the participants together with the plan administrators on April 26, 2019, based on the market share price on this date, using the own resources of the participants who opt to join the cycle via purchase of Shares. To do so, it will be necessary for participants to deposit / transfer the Participant Reference Value (see 3.3.12 Participant Reference Value), in local currency, to Vale's bank account, which will be previously communicated by Vale´s Human Resources area16. 4.2.1. Financial Contribution The period for the participants to make the necessary contribution for the purchase of the Shares will be from April 08th to 19th, 2019. This contribution can be made via deposit, transfer or cheque delivery16, and the amount must respect the Reference Value (see 3.3.2 Share Concession Price of the Participant). Currency conversions that are required should follow the Appendix D: Methodology for Currency Conversion. It is necessary that the participant make the contribution of this exact amount so that his/her participation at Matching 2019 cycle can be confirmed. Contributions in a lower amount will not be considered for 2019 Matching, and in this case the Shares purchased will be vested and free for the personal use of the executive. It is the executive’s responsibility to communicate to HR once the contribution is made, so that the resources can be properly identified. The registration tool will be previously informed and must be filled by the participant, respecting the deadline for the contributions period, as established in this item. Important Note: The executive’s financial contribution amount for the Matching Shares purchase will not be adjusted in the period between the payment/contribution and the effective date of the purchase in the market. 5. Shares Management During the Cycle 5.1. Shares Administration The executive may sell, transfer or transact at any time his/her 2019 cycle Shares, total or partially. However, if it is done, he/she will lose the right to receive the award, that will be paid by Vale in 2022, as well as any other payment that may be made by the company for the 2019 cycle. In addition, any cost resulting from such sale/transaction will be the responsibility of the executive17. 16 Cheque delivery only for Canada/US employees. 17 By having the participation ended, the costs previously funded by Vale will become the executive's. It is important to keep contacts and registration data with the administrators always updated, so that eventual processes and services can be communicated. 8

Matching Manual | 2019 Cycle Human Resources The Matching Administrators are responsible for managing the Shares during the cycle vesting, and Vale will be informed of any transactions made that may invalidate the executive's participation in this cycle. To consult the program's statement and number of Shares, please access the administrators’ platforms:   For Shares in Bradesco18: verifiqueseuplano.com.br/bradescocorretora/ For Shares in Solium18: solium.com/ 5.2. Brokerage Fees Any Shares purchased outside the program through the same brokerage firm that manages the Matching Shares must be purchased in a separate account and will be subject to brokerage fees defined by the firm. Vale will not be responsible for paying any fees related to purchases outside the program. 5.3. Dividends and Interests on Equity In the event of dividends and/or interest on equity paid by Vale, the holders of Shares acquired through the program will be entitled to dividends as any other Vale’s shareholder. Executives who have shares in Brazil will have the amounts deposited in their respective bank accounts, and executives who have ADRs outside Brazil may receive the credit in the Solium Capital account or choose for the automatic reinvestment in new shares of the same type. Shares acquired with dividend and/or interest on equity are not part of the Matching Program Shares and, therefore, will not be eligible for the award at the end of the three (03) year period. 6. Matching Award 6.1. Conditions for staying in the Program In order for the executives to be entitled to receive the Matching 2019 award at the end of the three-year cycle, they must meet all of the conditions below:  They must have acquired the Shares (via purchase conducted by Vale and/or via use of vested Shares - see 4 Shares Acquisition Process) in accordance with the amount established and communicated by HR, and maintained in full and under his/her ownership during three years, until the payment date; They may not have sold and/or transferred19 (total or partially) the Matching Shares (including vested Shares being used for this cycle) during the three years, until the payment date;   In the Matching account, investments can only be made with amounts received as dividends and/or interest on equity, when allowed by the brokerage firm. The Matching account will be blocked for other Shares acquisitions; 18 Should the participant have any questions regarding the system access or data consult, It is necessary to contact directly the plan Administrators of Vale’s Matching program - Bradesco: stockoption@bradescocorretora.com.br or +55 (11) 3556-3000; Solium: help@solium.com or +1-403-515-3909. 19 In case of repatriation, expatriation and another international movement related to Vale, the transfer of Shares is allowed as long as participants use both official plan administrators. In case of total transfer (of all ADRs) to Brazil, the factional shares with Solium must be sold by the participant or kept with Solium at the participant’s expense and will not be eligible for the Matching award. 9

Matching Manual | 2019 Cycle Human Resources  Transactions involving derivatives, which set up positions sold in Vale Shares, as well as the rental of shares belonging to the participant to third parties are prohibited, since the purpose of Matching is to expose and align the executive to Vale's listed Shares throughout the cycle;  Transactions involving derivatives and share renting related to any shares issued by Vale that the executive holds, even if purchased outside the program, as long as they are an active participant of the program are also prohibited. Any noncompliance with this rule will be subject to consequences provided for in Vale's Code of Ethics and Conduct. 6.2. Matching Award Payment at the End of the Cycle At the end of the cycle in 2022, participants who are eligible for the Matching 2019 award will receive by Vale the same number of Shares (1: 1 in shares) initially acquired, and also including the income tax (gross-up). The Shares issued for the award will be credited to the participant's account, either through acquisition in the market or through the use of Treasury shares, must respect the authorized plan administrator according to the executive's location at the time of payment (see 3.2 Registration Process in the Plan Administrators), regardless of the location in which the executive was at the beginning of the program. The area/company responsible for the executive’s costs at the time of the award will be responsible for the payment of his/her Matching 2019 award20. 6.3. Early Payment During the Cycle The conditions below outline the treatment for participants who leave Vale before the end of the 2019 cycle: Resignation or Termination with Cause The executive will not be eligible for the award or any payment provided by the program. In this case, the Shares purchased will no longer be linked to the program and, therefore, can be sold or kept as the executive’s decision, once they were acquired base on his/her own resources. Costs of the portfolio administration, if applicable, will be the full responsibility of the executive after the resignation. Termination without cause or Retirement The executive will receive his/her award in cash, by the time of the termination/retirement or according to their termination letter and pro-rated by the number of months worked for Vale during the 2019 cycle. The area/company responsible for the executive’s costs at the time of the termination/retirement will be responsible for the payment of his/her Matching 2019 award21. After the termination/retirement, the Shares purchased will no longer be linked to the program and, therefore, can be sold or kept as the executive’s decision, once they were acquired base on his/her own resources. Costs of the portfolio administration, if applicable, will be the full responsibility of the executive after the termination. 20 The amount to be disbursed by the companies must be budgeted and accrual by the companies themselves, according to the guidelines of the applicable budget cycles. 10

Matching Manual | 2019 Cycle
Human Resources

Important Note:

> **The executive who is transferred to other participating companies of the group (see Appendix A: Participating Companies List) during the cycle vesting, leading to a termination in the original company and a hire in the new company, should preferably remain eligible to participate in the program until the end of the cycle (according to the established conditions for staying in the program).**

Death or Retirement due to Long-Term Disability

The executive or his/her legal heirs will receive the full 2019 cycle reward, in cash, based on the number of Shares purchased at the beginning of the cycle.

The area/company responsible for the executive's costs at the time of the termination/retirement will be responsible for the payment of his/her Matching 2019 award[21].

At this moment, the Shares purchased will no longer be linked to the program and, therefore, can be sold or kept as the executive's or legal heirs' decision, once they were acquired base on his/her own resources. Costs of the portfolio administration, if applicable, will be the full responsibility of the executive or the legal heirs, after the termination.

Executives from Associated or Subsidiary Companies that Undergo Change of Control or Divestiture

Participants from associated or subsidiary companies (see Appendix A: Participating Companies List) that undergo Change of Control or Vale´s divestiture, will receive the award in cash and pro-rated by the number of months worked for the associated/subsidiary company during the cycle until the Change of Control or Vale´s divestiture (while on Vale's control).

The area/company responsible for the executive's costs at the time of the Change of Control or divestiture will be responsible for the payment of his/her Matching 2019 award[22].

At this moment, the Shares purchased will no longer be linked to the program and, therefore, can be sold or kept as the executive's decision, once they were acquired base on his/her own resources. Costs of the portfolio administration, if applicable, will be the full responsibility of the executive after the effective date of termination.

Summary Table of Early Payment During the Cycle

Table 6.3: Summary of conditions for early payment

Condition for early payment	Eligible for the award	Reference date for the calculation	Pro-rata for the calculation	Time of the award payment	Resp. by the award costs	Resp. by the mgmt and portfolio costs
Resignation or termination with cause	No	--	--	--	--	Executive
Termination without cause or retirement	Yes, in cash	Last business day of the month preceding the date of the condition	Number of months worked in the cycle	Follow local laws and practices and pay, preferably, with the other termination payments	Area/company responsible for the employee's costs on the condition date	Executive

[21] The amount to be disbursed by the companies must be budgeted and accrual by the companies themselves, according to the guidelines of the applicable budget cycles.

11

CONFIDENTIAL

Matching Manual | 2019 Cycle
Human Resources

Death or retirement due to long-term disability	Yes, in cash	Last business day of the month preceding the date of the condition	Full	Follow local laws and practices and pay, preferably, with the other termination payments	Area/company responsible for the employee's costs on the condition date	Executive or legal heirs
Change of Control or Vale´s divestiture	Yes, in cash	Last business day of the month preceding the date of the condition	Number of months worked in the cycle in the company, until the change of control/ divestiture	Preferably, on the 1st pay after the change of control/divestiture, as established in the change of control/ divestiture contracts	Area/company responsible for the employee's costs on the condition date	Executive

6.4. Virtual Dividends Payment

In the event of payment of dividends by Vale, executives participating in the 2019 Matching cycle will be entitled to the "Matching Virtual Dividends" which is a bonus relative to the the amount of shares to which it will be entitled as an award at the end of the cycle, equivalent to and of the **same net amount** per share of dividends paid to Vale´s shareholders. The net amount will be calculated based on the dividends amount per Share and on the number of Shares from Matching 2019 cycle.

Executives will receive the bonus in cash upon deposit at the same time as the payment of dividends and in the same currency that they receive their salary through the regular process of the local payroll. Currency conversions required to calculate the amount to be paid will be made according to the method indicated in Appendix D: Methodology for Conversion of Currencies.

7. Employees with Special Work Conditions

Employees who are away or on leave of absence, fixed term contracts, expatriates/repatriated, and granted or transferred to other group companies, should be treated according to their location rules.

See below some particularities for expatriate/repatriated and executives transferred to other companies.

Expatriates or Repatriated Employees (Participating companies)

For these cases, Global Mobility rules prevail and should be consulted.

The responsibility for tracking and managing Matching for the eligible expatriates or repatriates will be the local HR (Host Country HR for expatriates; Home Country HR for repatriated).

If the participant is transferred during the cycle, his/her Shares (including shares obtained via dividends) can remain in the previous administrator - there is no need to transfer them to the other location[22].

Regarding the award, Global Mobility rules should be consulted to define the company responsible for the payment (valid for all the cycles in which the executive may be participating). Regardless of the paying company, the executive should receive the award based on his/her location at the time of the payment.

Executives Transferred to Other Companies of the Group

[22] With the exception of expatriates from Brazil who declare tax domicile outside this country. They must transfer their shares to the official brokerage of the Program outside Brazil.

CONFIDENTIAL

12

Matching Manual | 2019 Cycle Human Resources In case of employees transferring to another company after the beginning of the cycle, with corresponding transfer of contractual obligations, the executive will continue to participate in the 2019 cycle. Payments related to the time worked before the transfer, if applicable, must be made by the destination company. 8. Key Dates of 2019 Cycle Table 8: Key dates of 2019 cycle. 01  02 April 08 to 19, 2019 Period for financial contributions  Date for the Shares purchase in the market  04 April 29 to May 03, 2019 Period for blocking vested shares 05 March, 2022 Important note: The dates established above may be changed, and in this case, will be previously communicated by Vale to the participants. It is the responsibility of the Matching program participants to always observe the terms of Vale's Securities Trading Policy. 23 Eligible employees may change their enrollment decision until the program official registration in the commissions (SEC and CVM). 13  End of the cycle, with the award payment for the eligible employees  Official date for the beginning of 2019 Matching cycle 03April 26, 2019 #DateBrief description of the event March 15 to April 05, Period for executive to formalize the enrollment option for 2019 201923cycle

Matching Manual | 2019 Cycle
Human Resources

Appendix A: Participating Companies List

Below is the list of the associated/subsidiary companies whose employees may be eligible to participate in the 2019 Matching, as well as the countries where they are located and the respective HR teams.

Important notes:

The information of the table below is subject to change during the cycle. It is the participant's responsibility to remain informed about any changes through local HR.

The following list indicates the companies that may have eligible employees. It does not mean that all the executives from these companies will be eligible.

Table A: List of subsidiary and associated companies whose employees may be eligible to the 2019 cycle.

#	Company	Country	HR Responsible
1	CLA Mocambique,SA	MOZAMBIQUE	Africa, Asia Pacific, Europe & Middle East
2	Corr.Log.Int.de Nacala,SA	MOZAMBIQUE	Africa, Asia Pacific, Europe & Middle East
3	Companhia Portuária Baia de Sepetiba	BRAZIL	Latin America
4	Fundação Vale do Rio Doce	BRAZIL	Latin America
5	Mineração Corumbaense Reunida	BRAZIL	Latin America
6	Potássio Rio Colorado S.A.	ARGENTINA	Latin America
7	PT International Nickel Indonesia Tbk	INDONESIA	Base Metals
8	PT Vale Eksplorasi Indonesia	INDONESIA	Africa, Asia Pacific, Europe & Middle East
9	Salobo Metais S.A	BRAZIL	Latin America
10	Transbarge Navegacion S.A	PARAGUAY	Latin America
11	Vale Americas Inc	UNITED STATES	Base Metals
12	Vale Asia Kabushiki Kaisha	JAPAN	Africa, Asia Pacific, Europe & Middle East
13	Vale Base Metals Asia Pacific Pte.Ltd	SINGAPORE	Base Metals
14	Vale Canada Limited	CANADA	Base Metals
15	Vale Europe Ltd.	UNIT. KINGDOM	Base Metals
16	Vale Exploraciones Chile Ltda	CHILE	Latin America
17	Vale Exploration Peru SAC	PERU	Latin America
18	Vale Exploration Pty Ltd	AUSTRALIA	Africa, Asia Pacific, Europe & Middle East
19	Vale India Private Limited	INDIA	Africa, Asia Pacific, Europe & Middle East
20	Vale International Holdings GmbH	AUSTRIA	Africa, Asia Pacific, Europe & Middle East
21	Vale International S.A	SWITZERLAND	Africa, Asia Pacific, Europe & Middle East
22	Vale International S.A	UAE	Africa, Asia Pacific, Europe & Middle East

CONFIDENTIAL

14

Matching Manual | 2019 Cycle
Human Resources

23	Vale International S.A. Singapore	SINGAPORE	Africa, Asia Pacific, Europe & Middle East
24	Vale Japan Ltd.	JAPAN	Base Metals
25	Vale Logistics Limited	MALAWI	Africa, Asia Pacific, Europe & Middle East
26	Vale Malaysia Minerals SDN. BHD.	MALAYSIA	Africa, Asia Pacific, Europe & Middle East
27	Vale Manganês S.A	BRAZIL	Latin America
28	Vale Metals (Shanghai) Co., Ltd	CHINA	Africa, Asia Pacific, Europe & Middle East
29	Vale Minerals China Co. Ltd	CHINA	Africa, Asia Pacific, Europe & Middle East
30	Vale Mozambique Ltda.	MOZAMBIQUE	Africa, Asia Pacific, Europe & Middle East
31	Vale Newfoundland & Labrador Ltd.	CANADA	Base Metals
32	Vale Nickel (Dalian) Co. Ltd	CHINA	Base Metals
33	Vale Nouvelle-Calédonie S.A.S.	NEW CALEDONIA	Base Metals
34	Vale Oman Distribution Center LLC	OMAN	Africa, Asia Pacific, Europe & Middle East
35	Vale Oman Pelletizing Company LLC	OMAN	Africa, Asia Pacific, Europe & Middle East
36	Vale S.A.	BRAZIL	Latin America
37	Vale Technology Development (Canada) Limited	CANADA	Base Metals

CONFIDENTIAL

15

Matching Manual | 2019 Cycle
Human Resources

Appendix B: Eligible Employees Placement Distribution

Table B: Eligible employees placement distribution based on the total eligible team.

# Potential participants (Gr. A + Gr. B)	Max. number to place in Gr. A
1	1
2	1
3	1
4	2
5	2
6	2
7	3
8	3
9	3
10	3
11	4
12	4
13	4
14	5
15	5
16	5
17	6
18	6
19	6
20	6
21	7
22	7
23	7
24	8
25	8
26	8
27	9
28	9
29	9
30	9
31	10
32	10
33	10
34	11
35	11
36	11
37	12
38	12
39	12
40	12
41	13
42	13
43	13
44	14
45	14
46	14
47	15
48	15
49	15
50	15
51	16
52	16
53	16
54	17
55	17
56	17
57	18
58	18
59	18
60	18
61	19
62	19
63	19
64	20
65	20
66	20
67	21
68	21
69	21
70	21
71	22
72	22
73	22
74	23
75	23
76	23
77	24
78	24
79	24
80	24
81	25
82	25
83	25
84	26
85	26
86	26
87	27
88	27
89	27
90	27
91	28
92	28
93	28
94	29
95	29
96	29
97	30
98	30
99	30
100	30

CONFIDENTIAL

16

Matching Manual | 2019 Cycle Human Resources Appendix C: Registration Regularization in the Plan Administrators Bradesco Corretora - New executives account creation Participants who receive the fixed salary in Brazil and don’t have an account must provide the following documents: (i) Enrolment Form; (ii) Intermediation and Sub-Custody Contract; (iii) Copy of Documents (ID or Driver’s License with CPF - Individual Taxpayer’s Roll); (iv) Proof of residence (address where you will receive information regarding your account); and (v) FATCA (Foreign Account Tax Compliance Act). The documents must be completed, signed and sent (originals and copies) by the date established by the brokerage firm, to Av. Paulista, 1450, 7th floor, 01310-100, A/C Matheus Marra, Otávio Ogawa or Victor Pessina. Bradesco Corretora - Update of executives already registered Participants who receive the fixed salary in Brazil and already have an account must update the data every 2 years to keep participating in Matching. Thus, those whose account has been created or updated 2 years ago or more, should contact Bradesco to receive the simplified re-registration e-mail. In this email, the executives will validate the old data and confirm as read and according to the form intermediation and sub-custody agreement. In addition, the following documents must be sent: (i) C Copy of Documents (ID or Driver’s License with CPF - Individual Taxpayer’s Roll); (ii) C Proof of residence (address where you will receive information regarding your account); (iii) FATCA (Foreign Account Tax Compliance Act); (iv) Analysis of the Investor Profile. Questions should be clarified directly with Bradesco (stockoption@bradescocorretora.com.br or +55 (11)3556-3000 – Monday to Friday 10am to 5 pm) Important note: In order to be accepted by the plan administrator, the Intermediation and Sub-custody Contract, in addition to the participant’s signature, must also have an authorized officer’s recognition by Vale (procurator), and the Enrollment Form must be signed by 2 witnesses, besides the participant’s signature and the Vale's recognition. Solium Capital - New executives account creation Participants who receive the fixed salary outside Brazil (including international designation) and don’t have an account should contact the local HR and provide the necessary information to create the account. In addition, it’s necessary to complete the W-8BEN Form (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding) regarding the income statement in case of dividends payment or Shares sales. If it is not completed, the participant may be subject to taxes, which are his/her responsibility. The filling of this form must be done online, directly in the Solium system (solium.com). Other forms may be required, depending on the legal requirements of each country. Solium Capital - Update of executives already registered If it is necessary to update the account information, the executive should contact Solium directly and request the change. Eventually, Solium may request to update the account (if applicable). Questions related to the required documentation, or Shares sales, should be clarified directly with Solium Capital, by calling +1-403-515-3909 or by e-mail help@solium.com. Important note: 17

Machingrvlanua 1 2019 Cycle Humal Resources VALE Leaders living abroad who have tax registration in Brazil (CPF) should pay special attention to ensure the information registered with the plan administrator accurately reflects the current status of the tax situation with the Brazilian treasury department,i.e. resident or non esident. Any discrepancy may cause tax implications to the participant 18

Matching Manual | 2019 Cycle Human Resources Appendix D: Methodology for Currency Conversion For executives that are outside Brazil and with a reference currency other than USD (currency in which the Share is traded outside Brazil), it is necessary to convert the reference currency to USD currency or vice versa. To do so, the methodology described below (according to each case) will be used, considering the official website http://www.oanda.com/ and using the internationally recognized rounding rules, with two decimal places in all values. For the Beginning of the Cycle  Reference date for calculation: March 31, 2019 (last business day of the month prior to the official month of the 2019 cycle beginning); Reference currency: currency in which the executive received his/her base salary on 12/31/2018 and/or currency in which the executive made the financial contribution in Vale's bank account; Method of conversion: bid rate on the reference date; Applicability: calculation of the following amounts - participant Reference Value, amount to be contributed by the participant and value to be considered for the purchase of Shares in the market (when / if applicable).    For Payment at the End of the Cycle  Reference date for calculation: official end date of the cycle (to be previously established and communicated to participants in the same year of payment); Reference currency: currency in which the executive receives his/her base salary at Vale; Method of conversion: bid rate on the reference date; Applicability: calculation of the amounts to be paid to the participants as awards for the Matching 2019 program.     For Early Payment (before the end of the cycle)  Reference date for calculation: last day of the month preceding the condition date (according to 6.3 Early Payment During the Cycle); Reference currency: currency in which the executive received his/her last base salary at Vale; Method of conversion: simple average of bid rates of the month preceding the condition date; Applicability: calculation of the amounts to be paid on the termination, to participants who leave Vale before the end of the cycle (see 6.3 Early Payment During the Cycle).    For Virtual Dividends Payment     Reference date for calculation: Dividends payment date in Brazil; Reference currency: currency in which the executive receives his/her base salary at Vale; Method of conversion: bid rate on the reference date; Applicability: calculation of the amounts to be paid to participants as Virtual Dividends for the Matching 2019 program. 19

Machingrvlanua 1 2019 Cycle Humal Resources VALE Important note: lhe methodology desuibed above should be applied to all current Matching cydes in which the executive may be participating, thus prevailing on possible drfferent methodologies that may be described in the other Manuals, prior to this. 20

Matching Manual | 2019 Cycle Human Resources Appendix E: Methodology for Share Price Calculation For the Beginning of the Cycle The Price to calculate the number of Shares required in the 2019 cycle will be the Purchase price (B3 S.A. for executives in Brazil, and NYSE for executives outside Brazil) on April 26, 2019. For participants in Brazil, the price will be in Reais (VALE3) and for participants outside Brazil, the price will be in US Dollars (VALEON). Internationally recognized rounding rules, with two significant decimal places, should be considered in all values. For Payment at the End of the Cycle For the award of executives eligible for payment, the actual average purchase price of Matching's shares in the market, on the official award day of the cycle, shall be used in 2022 and / or closing Share price of the last business day prior to the award date if Vale´s Treasury Shares are used for the award. Internationally recognized rounding rules, with two significant figures, should be considered in all values. For Early Payment (before the end of the cycle) In the case of payment before the end of the cycle, the price to be used in the calculation shall be established based on the following:  Reference date for calculation: last day of the month preceding the condition date (according to 6.3 Early Payment During the Cycle); Period: 60 last trading sessions prior to the reference date; Method of calculation: average of the share price weighted by the volume of Shares traded, in each of the trading sessions.   The trading sessions dates and the type of the Share shall be in accordance with the participant’s location on the condition date. Internationally recognized rounding rules, with two significant decimal places, should be considered in all values. Important note: The methodology described above should be applied to all current Matching cycles in which the executive may be participating, thus prevailing on possible different methodologies that may be described in the other Manuals, prior to this. 21